Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of May 2, 2007, by and between Murray Kawchuk (“Kawchuk”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), and inures to the benefit of each of Axesstel’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

RECITALS

A. Kawchuk has served as the Senior Vice President of Sales and Corporate Marketing of Axesstel pursuant to an employment agreement dated October 20, 2006 (the “Employment Agreement”);

B. Axesstel and Kawchuk have agreed to terminate the Employment Agreement and Kawchuk’s position as Senior Vice President of Sales and Corporate Marketing and Axesstel has agreed to provide certain benefits to Kawchuk, in exchange for his execution of this Agreement; and

C. Kawchuk has agreed to accept the benefits to be provided to him under this Agreement.

NOW, THEREFORE, for and in consideration of the execution of this Agreement, and the mutual covenants contained in the following paragraphs, Axesstel and Kawchuk agree as follows:

1. No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

2. Termination of Employment Agreement. The parties agree that Kawchuk’s employment and rights under the Employment Agreement shall be terminated as of May 15, 2007.

3. Severance and Payment. Axesstel agrees that beginning May 16, 2007, it will make severance payments to Kawchuk in the form of continuation of Kawchuk’s compensation as outlined in Sections 3.2, 3.4 and 3.5 of the Employment Agreement (base salary, car and membership allowances) through June 30, 2007 (the “Severance Payments”). Severance Payments will be made on Axesstel’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings. Severance Payments will commence on the first regular payday following May 15, 2007. The parties agree that Kawchuk is not entitled to a performance bonus for the period after May 15, 2007. The parties also agree that Kawchuk will be covered by Axesstel insurance programs including, but not limited to, medical, dental, life, accident, and disability coverage and that Kawchuk will continue to make regular contributions towards such coverage. The parties also agree that Kawchuk is not required to repay any part of the Sign On Bonus as outlined in Section 3.1 of the Employment Agreement.

4. General Release. Kawchuk for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Axesstel and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Kawchuk’s employment with Axesstel prior to the date of this Agreement.

5. Knowing Waiver of Employment-Related Claims. Kawchuk understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including, but not limited to, claims relating to stock and/or stock options) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) claims arising from Axesstel’s nonperformance under this Agreement. The release provisions of this Agreement do not apply to claims which may arise after the date of execution.

6. Knowing Waiver of ADEA Claims. Kawchuk acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already was entitled. Kawchuk further acknowledges that he has been advised by this writing, as required by law, that: (a) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Agreement; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following his execution of this Agreement to revoke the Agreement (in writing); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Kawchuk, provided that Axesstel has also executed this Agreement by that date (“Effective Date”).

7. Waiver of Civil Code § 1542. Kawchuk expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Kawchuk expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against Axesstel or any of the other Releasees.

8. Severability of Release Provisions. Kawchuk agrees that if any provision of the release given by him under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

9. Promise to Refrain from Suit or Administrative Action. Kawchuk promises and agrees that he will never sue Axesstel or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against Axesstel or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, including, but not limited to, claims arising out of Kawchuk’s employment with Axesstel prior to the date of this Agreement, unless he is compelled by legal process to do so. Kawchuk promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against Axesstel or any of the other Releasees, unless compelled by legal process to do so.

10. Public Announcements. Kawchuk acknowledges that Axesstel will be required to issue a Current Report on Form 8-K with the United States Securities and Exchange Commission in connection with the termination of his employment and the entry into this Agreement. Kawchuk agrees that Axesstel may state that Kawchuk has “elected to resign for personal reasons” or other mutually acceptable language. Kawchuk will not make any contradictory statement and will refrain from making any statements that are defamatory, derogatory or detrimental with respect to Axesstel. Similarly, Axesstel, its officers, directors, management and employees will not make any statements that are defamatory, derogatory or detrimental to Kawchuk.

11. Promise to Maintain Confidentiality of Axesstel’s Confidential Information. Kawchuk acknowledges that due to the position he has occupied and the responsibilities he has had at Axesstel, he has received confidential information concerning Axesstel’s products, procedures, customers, sales, prices, contracts, and the like. Kawchuk hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by Axesstel concerning Axesstel’s products and procedures, the identities of Axesstel’s customers, Axesstel’s sales, Axesstel’s prices, the terms of any of Axesstel’s contracts with third parties, and the like. Kawchuk agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Axesstel’s confidential information will constitute a material breach of this Agreement.

Kawchuk specifically confirms that he will continue to comply with the terms of the Employee Innovations and Proprietary Rights Assignment dated as of October 20, 2006 and executed by Kawchuk and Axesstel.

12. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.

13. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

14. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective, unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

15. Representation by Counsel. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

16. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

17. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law provisions.

18. Agreement to Arbitrate Claims Arising from Agreement. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration before a single arbitrator conducted in San Diego, California in accordance with the Judicial Arbitration and Mediation Services entity (“JAMS”). The rules of JAMS then in effect shall govern. In the event that such a dispute arises, counsel for both parties will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the JAMS rules shall govern. Notwithstanding the foregoing, if Axesstel claims that Kawchuk has violated the confidentiality provisions of this Agreement and/or the confidentiality provisions of any other agreement referenced herein, Axesstel may, but is not required to, arbitrate said dispute. Furthermore, neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding.

19. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

20. Period to Consider Terms of Agreement. Kawchuk acknowledges that this Agreement was presented to him on April 30, 2007 and that he is entitled to have up to twenty-one (21) days’ time in which to consider the terms of this Agreement. Kawchuk acknowledges that he has obtained the advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider its terms. Kawchuk represents that if he executes this Agreement before twenty-one (21) days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period. Kawchuk understands that if not executed on or before May 21, 2007, this Agreement shall expire and may not be executed thereafter.

21. Revocation of Agreement. Kawchuk understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Kawchuk understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Kawchuk does not revoke the Agreement in writing. Kawchuk understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Kawchuk understands that any revocation of this Agreement must be made in writing and delivered to Axesstel’s General Counsel within the seven (7) day period.

22. Effective Date. This Agreement shall become effective and binding upon the parties eight (8) days after Kawchuk’s execution thereof, so long as he has not revoked it within the time period and in the manner specified in paragraph 21 above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

/s/ Murray Kawchuk
Murray Kawchuk

AXESSTEL, INC.

By:	/s/ Marv Tseu
Marv Tseu
Chief Executive Officer